LightPath Technologies Announces Financial Results for the Quarter Ended September 30, 2009

ORLANDO, FL -- (Marketwire - November 05, 2009) - LightPath Technologies, Inc. (NASDAQ: LPTH), a manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, today announced financial results for the fiscal first quarter ended September 30, 2009.

First Quarter Highlights:

--  Backlog scheduled to ship within the next 12 months is $3.1 million, an increase of $800,000 from June 30, 2009.
--  Gross margin for the first quarter fiscal 2010 improved to 43%
    compared to 27% for the same period last fiscal year.
--  EBITDA for the first quarter of fiscal 2010 improved to a loss of
    $382,000 compared to a loss of $688,000 in the same period last year.
--  Cash on hand as of September 30, 2009 was $1.2 million as compared to
    $1.2 million on September 30, 2008 and $580,000 on June 30, 2009.
--  Revenue for the first quarter of fiscal 2010 was $1.6 million compared to $2.3 million for the same period in fiscal 2009.
--  Unit shipment volume in precision molded optics is up 204% in the first fiscal quarter of 2010 compared to the same period last year.

Mr. Jim Gaynor, President and CEO of LightPath, commented, "During the first quarter of fiscal 2010 we saw an increase in our new order volume as evidenced by the 35% increase in our backlog scheduled to ship within 12 months. This increase was led by Asian telecom applications and laser tool applications with particular strength in gun sights. I am excited about our recently announced distribution agreements with WPG Americas and WPG SA in Asia and with our continuing and expanded relationship with AMS Technologies in Europe. We believe these relationships will significantly expand our exposure to and presence in these markets. We continue to work diligently to penetrate new markets for LightPath's products. In particular, we have made significant progress with our efforts in the laser tool market, particularly in Asia.

"Even though our revenue remained flat compared to the previous two quarters and is down compared to the first quarter of fiscal 2009, our cost performance has continued to improve. We have continued to increase our gross margins during the first quarter of fiscal 2010 and have reduced our operating costs by shifting more production to lower cost glasses and sourcing more raw materials and services from China. The increased production volume at our Shanghai facility has allowed us to take better advantage of our fixed costs. Our gross margin for the first quarter of fiscal 2010 improved to 43% from 27% compared to the first quarter of fiscal 2009.

"Our cost improvements along with aggressive cash management have positioned LightPath to become cash positive and reach its goal of profitability with modest increases in sales volume," said Mr. Gaynor.

Financial Results for Three Months Ended September 30, 2009

Revenue for the first quarter of fiscal 2010 ended September 30, 2009 totaled $1.6 million compared to $2.3 million for the first quarter of fiscal 2009, a decrease of 33%. The decrease from the first quarter of the prior fiscal year was primarily attributable to lower sales volumes across all product lines except molded optics. Our molded optics sales units were significantly higher but our average selling price was lower. This is the result of our pursuit of the high volume low cost lenses. Our current cost structure has allowed us to sell product at lower prices while improving gross margins. Growth in sales going forward is expected to be derived primarily from the precision molded optics product line, particularly our low cost lenses being sold in Asia.

Our gross margin percentage in the first quarter of fiscal 2010 compared to first quarter of fiscal 2009 increased to 43% from 27%. Total manufacturing cost of $888,000 was $818,000 lower in the first quarter of fiscal 2010 compared to the same period of the prior fiscal year. This was due to lower production costs. Unit shipment volume in precision molded optics is up 204% in the first fiscal quarter of 2010 compared to the same period last year. This resulted in better absorption of overhead costs which results in improved fixed cost utilization which lowers our unit cost. Direct costs, which include material, labor and services were reduced to 17% of revenue in the first quarter of fiscal 2010, as compared to 25% of revenue in the first quarter of fiscal 2009. Gross margins improved as a result of the cost reduction programs we have implemented and better production yields and efficiencies.

During the first quarter of fiscal 2010 total costs and expenses decreased $310,000 to $1.2 million compared to $1.5 million for the same period in fiscal 2009. Included in total costs and expenses for the first quarter of fiscal 2010 were $962,000 in selling, general and administrative expenses, which decreased $268,000 or 22% from $1.2 million for the same period in the prior fiscal year. Our decrease in selling, general and administrative expenses included a reduction in salaries and benefits of $194,000 for the first quarter of fiscal 2010 compared to the same period in fiscal 2009 resulting from reduced headcount and salary reductions. We also had a $58,000 decrease in rental costs, a $32,000 decrease in accounting fees and a decrease of $26,000 in insurance expense. Also, in the first quarter of fiscal 2010, LightPath benefited from receipt of a one-time payment in the amount of $276,000 from our prior D&O insurance carrier as a reimbursement of legal expenses we incurred. This was partially offset by investor relations expenses of $150,000. As a result, total operating loss for the first quarter of fiscal 2010 improved to $527,000 compared to a loss of $875,000 for the same period in fiscal 2009.

Net loss for the first quarter of fiscal 2010 was $706,000 or $0.09 per basic and diluted common share, compared with a net loss of $1.0 million or $0.19 per basic and diluted per common share for the same period in fiscal 2009 and a net loss of $318,000 or $0.05 per basic and diluted common share for the fourth quarter of fiscal 2009. This represents a $317,000 decrease in net loss compared to the first quarter of fiscal 2009. Weighted-average shares outstanding increased to 7,603,580 in the first quarter of fiscal 2010 compared to 5,412,059 in the first quarter in fiscal 2009 primarily due to the issuance of common shares related to the partial conversion of debenture and the private placement of common stock in the first quarter of fiscal 2010.

Cash and cash equivalents totaled $1,244,427 at September 30, 2009. Total current assets and total assets at September 30, 2009 were $3.8 million and $6.2 million compared to $3.3 million and $5.8 million, respectively, at June 30, 2009. Total current liabilities and total liabilities at September 30, 2009 were $1.5 million and $3.6 million compared to $2.0 million and $4.1 million, respectively, for June 30, 2009. As a result, the current ratio as of September 30, 2009 improved to 2.6 to 1 compared to 1.61 to 1 as of June 30, 2009. Total stockholders' equity at September 30, 2009 totaled $2.6 million compared to $1.7 million at June 30, 2009.

As of September 30, 2009 our backlog of orders scheduled to ship in the next 12 months, was $3.1 million compared to $2.34 million as of June 30, 2009.

Jim Gaynor concluded, "Our results for the first fiscal quarter of 2010 are a result of much hard work and effort by the team at LightPath, to control costs, mitigate expenses and develop new products. Despite level revenues over the last three quarters, we have improved our gross margins. We expect the increased unit volumes in precision molded optics will better absorb our fixed costs and continue to reduce cash usage in operations going forward. With our current operating efficiencies and low cost structure our focus now is on revenue growth. We are excited by the number of new lenses under development for outstanding orders and new product proposals. We currently have over 15 new lenses in development for new customer programs and to fill out our portfolio of lenses addressing our targeted markets. Our efforts to penetrate high volume lower cost commercial markets in Asia show tremendous promise for this fiscal year. Going forward we will continue to focus on these market opportunities and on implementing new distribution channels to expand our presence in the Asian precision optic lens market."

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on Thursday, November 5th at 4:00 p.m. EST to discuss the Company's financial and operational performance for the first quarter of fiscal year 2010.

Conference Call Details
Date: Thursday, November 5, 2009
Time: 4:00 p.m. (EST)
Dial-in Number: 1-877-407-8033
International Dial-in Number: 1-201-689-8033

It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the 4:00 p.m. call. A transcript archive of the webcast will be available for viewing or download on the company web site shortly after the call is concluded.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the NASDAQ Capital Market under the stock symbol LPTH. For more information visit www.lightpath.com

The discussions of our results as presented in this release include use of the terms "EBITDA" and "gross margin." Gross margin is determined by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which are determined in accordance with Generally Accepted Accounting Principles ("GAAP"). We believe that gross margin, although a non-GAAP financial measure is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates our cost structure and provides funds for our total costs and expenses. We use gross margin in measuring the performance of our business and have historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation's financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation and amortization. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business's cash flows. We use EBITDA for evaluating the relative underlying performance of the Company's core operations and for planning purposes. We calculate EBITDA by adjusting net loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term "Earnings Before Interest, Taxes, Depreciation and Amortization" and the acronym "EBITDA."

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                       LIGHTPATH TECHNOLOGIES, INC.
                                EBITDA
                             (Unaudited)

                                        Three months ended
                                           September 30,
                                        2009          2008
                                    ------------  ------------

Net loss                            $   (706,373) $ (1,023,809)
Depreciation and amortization            145,164       176,653
Interest expense                         179,120       148,891
                                    ------------  ------------
  EBITDA                            $   (382,089) $   (698,265)
                                    ============  ============

                       LIGHTPATH TECHNOLOGIES, INC.
                        Consolidated Balance Sheets

                                                 Unaudited
                                               September 30,    June 30,
                     Assets                         2009          2009
                                                ------------  ------------
Current assets:
  Cash and cash equivalents                     $  1,244,427  $    579,949
  Trade accounts receivable, net of allowance
   of $43,787 and $26,131                            966,318       973,634
  Inventories, net                                 1,055,012       983,278
  Other receivables                                        -       183,413
  Prepaid interest expense                           316,690       366,219
  Prepaid expenses and other assets                  262,691       206,625
                                                ------------  ------------
          Total current assets                     3,845,138     3,293,118
  Property and equipment - net                     1,877,344     1,991,828
  Intangible assets - net                            158,652       166,869
  Debt costs, net                                    262,854       299,080
  Other assets                                        55,473        78,701
                                                ------------  ------------
                 Total assets                   $  6,199,461  $  5,829,596
                                                ============  ============
      Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                              $    855,970  $  1,376,599
  Accrued liabilities                                264,315       181,318
  Accrued payroll and benefits                       292,019       332,609
  Note payable, current portion                       69,301       152,758
  Capital lease obligation, current portion                -         5,050
                                                ------------  ------------
          Total current liabilities                1,481,605     2,048,334

Deferred rent                                        648,035       644,056
8% convertible debentures to related parties,
 net of debt discount                                184,887       175,255
8% convertible debentures, net of debt discount    1,314,521     1,270,725
                                                ------------  ------------
              Total liabilities                    3,629,048     4,138,370
                                                ------------  ------------

Stockholders' equity:
  Preferred stock: Series D, $.01 par value,
   voting; 5,000,000 shares authorized; none
   issued and outstanding                                 --            --

  Common stock: Class A, $.01 par value, voting;
   40,000,000 shares authorized; 8,099,361 and
   6,696,992 shares issued and outstanding,
   respectively                                       80,994        66,970
  Additional paid-in capital                     204,684,593   203,151,364
  Common stock payable                                50,000             -
  Foreign currency translation adjustment             46,540        58,233
  Accumulated deficit                           (202,291,714) (201,585,341)
                                                ------------  ------------
          Total stockholders' equity               2,570,413     1,691,226
                                                ------------  ------------
          Total liabilities and stockholders'
           equity                               $  6,199,461  $  5,829,596
                                                ============  ============

                       LIGHTPATH TECHNOLOGIES, INC.
                  Consolidated Statements of Operations
                                (Unaudited)

                                                    Three months ended
                                                       September 30,
                                                    2009          2008
                                                ------------  ------------

Product sales, net                              $  1,556,979  $  2,337,762
Cost of sales                                        888,343     1,706,758
                                                ------------  ------------
            Gross margin                             668,636       631,004
Operating expenses:
   Selling, general and administrative               961,762     1,229,519
   New product development                           225,910       274,693
   Amortization of intangibles                         8,217         8,217
   Gain on sale of property and equipment                  -        (6,507)
                                                ------------  ------------
            Total costs and expenses               1,195,889     1,505,922
                                                ------------  ------------
            Operating loss                          (527,253)     (874,918)
Other income (expense):
   Interest expense                                  (52,433)      (62,399)
   Interest expense - debt discount                  (90,928)      (68,883)
   Interest expense - debt costs                     (36,225)      (27,440)
   Investment and other income                           466         9,831
                                                ------------  ------------
   Total other expense, net                         (179,120)     (148,891)

                                                ------------  ------------
            Net loss                            $   (706,373) $ (1,023,809)
                                                ============  ============
Loss per common share (basic and diluted)       $      (0.09) $      (0.19)
                                                ============  ============
Number of shares used in per share calculation
 (basic and diluted)                               7,603,580     5,412,059
                                                ============  ============

                       LIGHTPATH TECHNOLOGIES, INC.
                  Consolidated Statements of Cash Flows
                                (Unaudited)

                                                    Three months ended
                                                       September 30,
                                                --------------------------
                                                    2009          2008
                                                ------------  ------------
Cash flows from operating activities
Net loss                                        $   (706,373) $ (1,023,809)
Adjustments to reconcile net loss to net cash
 used in operating activities:
       Depreciation and amortization                 145,164       176,653
       Interest from amortization of debt
        discount                                      90,928        68,883
       Interest from amortization of debt costs       36,226        27,440
       Issuance of common stock for interest on
        convertible debentures                             -        39,053
       Common stock payable                           50,000             -
       Gain on sale of property and equipment              -        (6,507)
       Stock based compensation                       33,271        18,498
       Provision for doubtful accounts
        receivable                                    17,656        19,851
Deferred rent                                          3,979           209
Changes in operating assets and liabilities:
  Trade accounts receivables                         (10,340)     (251,020)
  Other receivables                                  183,413             -
  Inventories                                        (71,734)      146,724
  Prepaid expenses and other assets                    1,680        (3,420)
  Accounts payable and accrued liabilities          (478,222)     (827,501)
                                                ------------  ------------
                  Net cash used in operating
                   activities                       (704,352)   (1,614,946)
                                                ------------  ------------
Cash flows from investing activities
  Purchase of property and equipment                  (7,452)      (14,421)
  Proceeds from sale of equipment                          -        36,591
                                                ------------  ------------
                  Net cash provided by (used
                   in) investing activities           (7,452)       22,170
Cash flows from financing activities
  Proceeds from sale of common stock, net of
   costs                                           1,473,400             -
  Proceeds from sale of common stock from
   employee stock purchase plan                        3,082        11,191
  Borrowings on 8% convertible debenture, net of
   issuance costs                                          -     2,672,430
  Payments on secured note payable                         -      (260,828)
  Payments on capital lease obligation                (5,050)       (4,421)
  Payments on note payable                           (83,457)      (41,662)
                                                ------------  ------------
Net cash provided by financing activities          1,387,975     2,376,710
                                                ------------  ------------
Effect of exchange rate on cash and cash
 equivalents                                         (11,693)       11,792
                                                ------------  ------------
Increase in cash and cash equivalents                664,478       795,726
Cash and cash equivalents, beginning of period       579,949       358,457
                                                ------------  ------------
Cash and cash equivalents, end of period        $  1,244,427  $  1,154,183
                                                ============  ============
Supplemental disclosure of cash flow
 information:
  Interest paid in cash                         $      4,767  $     22,277

Supplemental disclosure of non-cash investing
 & financing activities:
  Convertible debentures converted into
   common stock                                     37,500             -
  Interest paid in Common stock                          -        39,053
  Fair value of warrants issued to broker of
   debt financing                                        -       194,057
  Fair value of warrants and incentive
   shares issued to debenture holders                    -       790,830
  Intrinsic value of beneficial conversion
   feature underlying convertible debentures             -       600,634

                       LIGHTPATH TECHNOLOGIES, INC.
              CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                  Three months ended September 30, 2009
                                (Unaudited)

                                     Class A
                                                     Additional   Common
                                  Common Stock        Paid-in      Stock
                                 Shares   Amount      Capital     Payable
                                --------- -------- -------------  --------
Balance at June 30, 2009        6,696,992 $ 66,970 $ 203,151,364  $      -
Issuance of common stock for:
    Employee Stock Purchase
     Plan                           5,569       56         3,026         -
    Vested restricted stock
     units                         10,000      100          (100)        -
    Conversion of debentures       24,351      244        37,256         -
    Cashless exercise of
     warrants                      63,622      636          (636)        -
Stock based compensation on
 stock options and restricted
 stock units                            -        -        33,271         -
Sale of common stock and
 warrants, net                  1,298,827   12,988     1,460,412         -
Common stock payable                    -        -             -    50,000
Foreign currency translation
 adjustment                             -        -             -         -
Net loss                                -        -             -         -
        Comprehensive loss

Balance at September 30, 2009   8,099,361 $ 80,994 $ 204,684,593  $ 50,000
                                ========= ======== =============  ========

                                  Foreign
                                  Currency
                                                                  Total
                                Translation     Accumulated   Stockholders'
                                 Adjustment       Deficit        Equity
                                ------------  --------------  ------------
Balance at June 30, 2009        $     58,233  $ (201,585,341) $  1,691,226
Issuance of common stock for:
    Employee Stock Purchase
     Plan                                  -               -         3,082
    Vested restricted stock
     units                                 -               -             -
    Conversion of debentures               -               -        37,500
    Cashless exercise of
     warrants                              -               -             -
Stock based compensation on
 stock options and restricted
 stock units                               -               -        33,271
Sale of common stock and
 warrants, net                             -               -     1,473,400
Common stock payable                       -               -        50,000
Foreign currency translation
 adjustment                          (11,693)              -       (11,693)
Net loss                                   -        (706,373)     (706,373)
                                                              ------------
        Comprehensive loss                                        (718,066)

Balance at September 30, 2009   $     46,540  $ (202,291,714) $  2,570,413
                                ============  ==============  ============

Contacts:
LightPath Technologies, Inc.
Jim Gaynor
President & CEO
or
Dorothy Cipolla
CFO
+1 (407) 382-4003
dcipolla@lightpath.com